Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results

CHESTERFIELD, MO, October 31, 2013 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2013.

Net sales for the quarter were $16.5 million, an 8.3 percent increase from the third quarter last year. Net U.S. sales totaled $13.2 million, an increase of $1.1 million, or 9.0 percent, compared to third-quarter 2012 net sales. Net sales outside of the United States rose 5.4 percent in the third quarter of 2013 compared to the prior-year quarter, led by the European market where net sales increased by 21.3 percent.

Income from operations for the third quarter of 2013 increased to $402,000 compared to a loss of $32,000 in the same quarter of 2012 due to the increase in net sales in the United States. Net income for the third quarter of 2012 included a one-time after-tax gain of approximately $247,000 resulting from a discounted balance due on a purchase agreement entered into in a previous year. As a result, net income for the third quarter of 2012 was $287,000 or $0.02 per diluted share, compared to net income for the third quarter of 2013 of $293,000 or $0.02 per diluted share.

Third quarter 2013 net sales grew in the United States as Reliv continues to focus on its LunaRich® product line. The LunaRich product line contains elevated levels of lunasin, a naturally occurring soy peptide that works at the epigenetic level in cells to promote optimal health. Reliv acquired the exclusive rights to certain intellectual property related to lunasin and its production from Soy Labs, LLC in July 2013.

“The word is getting out about lunasin as new studies emerge,” said Robert L. Montgomery, Chairman and CEO of Reliv. “Reliv’s LunaRich® products deliver more bioactive lunasin than any other product available today, and for the first time we control an ingredient in its entirety, from the extraction process to the patented mechanisms of action within the body.” U.S. third-quarter net sales were led by the flagship products in the LunaRich line, Reliv Now® and LunaRich X™, which made up 18.1 and 13.2 percent of U.S. sales, respectively.

Also, sales in the United States were boosted by the impact of its Ignition Master Affiliate qualification promotion. The number of new Master Affiliates, the level at which distributors are eligible to earn generation royalties, increased to 694 during the third quarter of 2013 compared to 284 during same period in 2012, an increase of 144%. “People are seeing health results with Reliv’s LunaRich products and entrepreneurs are seeing a potentially lucrative business opportunity in distributing nutritional products containing an exclusive ingredient,” said Montgomery. “The lunasin technology acquisition coupled with a promotion that encourages distributor advancement to the Master Affiliate level has created an ideal environment to launch a Reliv distributorship.”

Montgomery added: “The epigenetic science behind lunasin gives Reliv a competitive advantage in the supplement industry. Today’s health care concerns are creating high demand for proactive approaches to wellness. Nutritional epigenetics and the idea that you can help direct your DNA naturally through nutrition holds the potential for mass appeal. We believe no other products are positioned to fill this market need like Reliv’s LunaRich line.”

Growth in Europe continued with net sales of $1.7 million in the third quarter of 2013 compared to $1.4 million in the prior-year third quarter. “Europe remains Reliv’s strongest international market and we expect growth to continue,” Montgomery said.

Worldwide net sales for the first nine months of 2013 were $50.8 million, representing a 1.9 percent decrease from the same period in 2012. In the United States, net sales declined 1.7 percent compared with the first nine months of the prior year. Net sales outside of the United States decreased by 2.7 percent in the first nine months of 2013 compared with the first nine months last year.

Reliv reported net income of $274,000, or $0.02 per diluted share in the first nine months of 2013, compared to $922,000 or $0.07 per diluted share in the same period of 2012.

Reliv’s total distributor count was 51,920 as of September 30, 2013 – a decrease of 11.4 percent from the same date in 2012 – of which 6,670 are Master Affiliate level and above. The number of Master Affiliates decreased by 0.6 percent compared to the year ago total.

Net cash generated from operating activities in the first nine months of 2013 totaled $1.3 million, representing an increase of $243,000 over the first nine months of 2012. Reliv had cash and cash equivalents of $5.7 million as of September 30, 2013, an increase of $843,000 from the same date last year.

About Reliv International, Inc.
Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 16 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets
	September 30	December 31
	2013	2012
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,744,193	$5,801,042
Accounts receivable, less allowances of
$23,000 in 2013 and $35,700 in 2012	253,864	247,087
Accounts and note due from employees and distributors	137,408	109,346
Inventories	5,080,058	5,262,916
Other current assets	1,356,381	1,070,301

Total current assets	12,571,904	12,490,692

Other assets	4,432,385	4,212,442
Intangible assets, net	3,263,436	1,443,635
Net property, plant and equipment	6,880,018	7,111,772

Total Assets	$27,147,743	$25,258,541

Liabilities and Stockholders' Equity

Total current liabilities	$7,817,234	$6,614,631
Long-term debt, less current maturities	2,747,455	2,401,312
Other non-current liabilities	987,362	660,728
Stockholders' equity	15,595,692	15,581,870

Total Liabilities and Stockholders' Equity	$27,147,743	$25,258,541

Consolidated Statements of Operations
	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$15,241,597	$13,571,674	$46,296,517	$46,081,154
Handling & freight income	1,297,867	1,704,862	4,525,618	5,719,730

Net Sales	16,539,464	15,276,536	50,822,135	51,800,884

Costs and expenses:
Cost of products sold	3,529,027	3,052,687	10,490,825	10,174,128
Distributor royalties and commissions	5,974,652	5,737,908	18,595,100	19,512,681
Selling, general and administrative	6,633,771	6,517,747	21,121,858	21,013,651

Total Costs and Expenses	16,137,450	15,308,342	50,207,783	50,700,460

Income (loss) from operations	402,014	(31,806)	614,352	1,100,424

Other income (expense):
Interest income	37,240	36,681	113,072	86,858
Interest expense	(22,187)	(20,124)	(58,182)	(82,338)
Other income (expense)	28,637	437,745	(62,482)	376,513

Income before income taxes	445,704	422,496	606,760	1,481,457
Provision for income taxes	153,000	135,000	333,000	559,000

Net Income	$292,704	$287,496	$273,760	$922,457

Earnings per common share - Basic	$0.02	$0.02	$0.02	$0.07
Weighted average shares	12,616,000	12,480,000	12,617,000	12,499,000

Earnings per common share - Diluted	$0.02	$0.02	$0.02	$0.07
Weighted average shares	12,842,000	12,636,000	12,785,000	12,657,000

Cash dividends declared per common share	$-	$-	$0.02	$0.02

Reliv International, Inc. and Subsidiaries
ADD THREE

Net sales by Market
(in thousands)

	Three months ended September 30,				Change From
	2013		2012		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$13,163	79.6%	$12,073	79.0%	$1,090	9.0%
Australia/New Zealand	429	2.6%	462	3.0%	(33)	-7.1%
Canada	384	2.3%	381	2.5%	3	0.8%
Mexico	225	1.4%	274	1.8%	(49)	-17.9%
Europe	1,685	10.2%	1,389	9.1%	296	21.3%
Asia	653	3.9%	698	4.6%	(45)	-6.4%

Consolidated total	$16,539	100.0%	$15,277	100.0%	$1,262	8.3%

Net sales by Market
(in thousands)

	Nine months ended September 30,				Change From
	2013		2012		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$40,101	78.9%	$40,786	78.7%	$(685)	-1.7%
Australia/New Zealand	1,402	2.8%	1,482	2.9%	(80)	-5.4%
Canada	1,310	2.6%	1,370	2.7%	(60)	-4.4%
Mexico	759	1.5%	832	1.6%	(73)	-8.8%
Europe	5,664	11.1%	4,724	9.1%	940	19.9%
Asia	1,586	3.1%	2,607	5.0%	(1,021)	-39.2%

Consolidated total	$50,822	100.0%	$51,801	100.0%	$(979)	-1.9%

The following table sets forth, as of September 30, 2013 and 2012, the number of our active distributors and Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Beginning with the September 30, 2013 data, the active distributor count for Europe includes our preferred customers in France. This program began in mid-2013 and the Europe active distributor count as of 9/30/13 includes 1,040 preferred customers.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2013		As of 9/30/2012		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	38,670	4,830	41,300	4,990	-6.4%	-3.2%
Australia/New Zealand	1,470	200	1,910	150	-23.0%	33.3%
Canada	1,270	220	1,270	210	0.0%	4.8%
Mexico	1,080	150	1,810	150	-40.3%	0.0%
Europe	5,800	820	6,440	650	-9.9%	26.2%
Asia	3,630	450	5,840	560	-37.8%	-19.6%

Consolidated total	51,920	6,670	58,570	6,710	-11.4%	-0.6%